The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated March 6, 2019

Pricing Supplement dated March , 2019 (To the Prospectus dated March 30, 2018, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$ Review Notes Due March 9, 2022 Linked to the Least Performing of the Health Care Select Sector SPDR® Fund, the Russell 2000® Index and the S&P 500® Index Global Medium-Term Notes, Series A

General

•	Unlike ordinary debt securities, the Notes do not pay interest and do not guarantee any return of principal at maturity. Instead, as described below, the Notes will be automatically called for a call premium if (a) the Closing Value of each Underlier on any annual Review Date preceding the Final Review Date is greater than or equal to its Initial Underlier Value or (b) the Final Underlier Value of each Underlier is greater than or equal to its Barrier Value. Investors should be willing to forgo dividend payments and, if the Notes are not automatically called and, therefore, the Final Underlier Value of any Underlier is less than its Barrier Value, be willing to lose a significant portion or all of their investment at maturity. Investors will be exposed to the market risk of each Underlier and any decline in the value of one Underlier may negatively affect their return and will not be offset or mitigated by a lesser decline or any potential increase in the values of the other Underliers.

•	Unsecured and unsubordinated obligations of Barclays Bank PLC

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

•	The Notes are expected to price on or about March 6, 2019† (the “Pricing Date”) and are expected to issue on or about March 11, 2019† (the “Issue Date”). With respect to each Underlier, the Initial Underlier Value is the Closing Value of that Underlier on March 5, 2019 and is not the Closing Value of that Underlier on the Pricing Date.

Key Terms	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Assets*/**:

The Health Care Select Sector SPDR® Fund (Bloomberg ticker symbol “XLV”) (the “Fund”), the Russell 2000® Index (Bloomberg ticker symbol “RTY<Index>”) (the “RTY Index”) and the S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”) (the “SPX Index”) (each an “Underlier” and together the “Underliers”)

We refer to the RTY Index and SPX Index individually as an “Index Underlier” and, together, as the “Index Underliers.”

Automatic Call Feature:	The Notes will be automatically called if (a) the Closing Value of each Underlier on any annual Review Date preceding the Final Review Date is greater than or equal to its Initial Underlier Value or (b) the Final Underlier Value of each Underlier as determined on the Averaging Dates is greater than or equal to its Barrier Value.
Payment Upon an Automatic Call:

If the Notes are automatically called, you will receive a cash payment on the relevant Call Settlement Date per $1,000 principal amount Note (the “Call Price”) that will provide a return equal to the applicable Call Premium, calculated as follows:

$1,000 + ($1,000 × applicable Call Premium)

No further amounts will be owed to you under the Notes. The Review Dates and Call Settlement Dates, and the Call Premiums and Call Price applicable to each Review Date, are set forth in the table below. The Call Premium for each Review Date is based on a return of approximately 9.15% per Review Date.

Review Dates†	Call Settlement Dates†	Call Premium	Call Price (per $1,000 principal amount Note)
March 11, 2020	March 16, 2020	9.15%	$1,091.50
March 5, 2021	March 10, 2021	18.30%	$1,183.00
March 4, 2022 (the “Final Review Date”)	March 9, 2022 (the “Maturity Date”)	27.45%	$1,274.50
Any positive return on the Notes will not exceed the Call Price with respect to the applicable Review Date, and you will not participate in any appreciation in the value of any Underlier, which may be significant.
Payment at Maturity:

If the Closing Value of any Underlier is less than its Initial Underlier Value on each Review Date preceding the Final Review Date and if the Final Underlier Value of any Underlier is less than its Barrier Value on the Final Review Date, the Notes will not be automatically called. Instead, you will receive a payment at maturity based on the performance of the Least Performing Underlier, and you will lose 1% of the principal amount of your Notes for every 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value. Under these circumstances, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier)

If the Notes are not automatically called, the Notes will be fully exposed to the decline in the value of the Least Performing Underlier, as measured from its Initial Underlier Value to its Final Underlier Value, and you will lose a significant portion or all of your investment at maturity. You will be exposed to the market risk of each Underlier and any decline in the value of one Underlier may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the values of the other Underliers. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

U.K. Bail-in Power Acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.
(Key Terms continued on the next page)
	Initial Issue Price[1,2]	Price to Public	Agent’s Commission[2]	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.25%	98.75%
Total	$●	$●	$●	$●
[1]	Our estimated value of the Notes on the Pricing Date, based on our internal pricing models, is expected to be between $968.00 and $978.70 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-21 of this pricing supplement.

[2]	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $12.50 per Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

JPMorgan Placement Agent

(Key Terms continued from previous page)
Barrier Value*/**:

With respect to the Fund: $64.15, which is equal to 70% of its Initial Underlier Value (rounded to two decimal places)

With respect to the RTY Index: 1,097.798, which is equal to 70% of its Initial Underlier Value (rounded to three decimal places)
With respect to the SPX Index: 1,952.76, which is equal to 70% of its Initial Underlier Value (rounded to two decimal places)

Underlier Return:	With respect to each Underlier, Final Underlier Value – Initial Underlier Value Initial Underlier Value
Least Performing Underlier:	The Underlier with the lowest Underlier Return
Final Underlier Value*/**:	With respect to each Underlier, the arithmetic average of the Closing Values of that Underlier on the Averaging Dates (rounded to two decimal places)
Initial Underlier Value*/**:

With respect to the Fund: $91.64, which is the Closing Value of that Underlier on March 5, 2019. The Initial Underlier Value of the Fund is not the Closing Value of that Underlier on the Pricing Date.

With respect to the RTY Index: 1,568.283, which is the Closing Value of that Underlier on March 5, 2019. The Initial Underlier Value of the RTY Index is not the Closing Value of that Underlier on the Pricing Date.
With respect to the SPX Index: 2,789.65, which is the Closing Value of that Underlier on March 5, 2019. The Initial Underlier Value of the SPX Index is not the Closing Value of that Underlier on the Pricing Date.

Closing Value*/**:

With respect to the Fund, Closing Value has the meaning assigned to “closing price” set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.

With respect to each Index Underlier, Closing Value has the meaning assigned to “closing level” set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.

Averaging Dates†:	February 28, 2022, March 1, 2022, March 2, 2022, March 3, 2022 and March 4, 2022
Maturity Date†:	March 9, 2022
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06747MJA5 / US06747MJA53
*	If the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, the Calculation Agent may select a successor underlier or, if no successor underlier is available, may accelerate the Maturity Date. In addition, in the case of certain events related to the Fund, the Calculation Agent may adjust any variable, including but not limited to, the Fund, Initial Underlier Value, Final Underlier Value, Barrier Value and Closing Value of the Fund if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Fund. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

**	If an Index Underlier is discontinued or if the sponsor of an Index Underlier fails to publish that Index Underlier, the Calculation Agent may select a successor index or, if no successor index is available, will calculate the value to be used as the Closing Value of that Index Underlier. In addition, the Calculation Agent will calculate the value to be used as the Closing Value of an Index Underlier in the event of certain changes in or modifications to that Index Underlier. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

†	Expected. In the event that we make any change to the expected Pricing Date or Issue Date, the Review Dates, the Call Settlement Dates, the Averaging Dates and/or the Maturity Date may be changed so that the stated term of the Notes remains the same. Each Review Date and/or Averaging Date may be postponed if that date is not a scheduled trading day with respect to any Underlier or if a market disruption event occurs with respect to any Underlier on that date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset,” “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, a Call Settlement Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Review Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated March 30, 2018:

http://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

•	Prospectus supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•	Index supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Scenario Analysis and Hypothetical Examples

The following examples are hypothetical and are provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Underliers relative to their respective Initial Underlier Values. We cannot predict the Closing Value of any Underlier on any day during the term of the Notes, including on the Review Dates or Averaging Dates. You should not take these examples as an indication or assurance of the expected performance of the Underliers. The numbers appearing in the examples below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000 principal amount Note to the $1,000 issue price. The following examples illustrate amounts payable on a hypothetical offering of the Notes under various scenarios, based on the following assumptions:

Principal Amount:	$1,000
Term:	Approximately 3 years
Hypothetical Initial Underlier Value*:	$100.00 for the Fund, 100.000 for the RTY Index and 100.00 for the SPX Index
Call Price:	As set forth in the “Call Price” column in the table under “Key Terms—Payment Upon an Automatic Call” on the cover page of this pricing supplement.
Review Dates:	As set forth in the “Review Dates” column in the table under “Key Terms— Payment Upon an Automatic Call” on the cover page of this pricing supplement.
Hypothetical Barrier Value*:	$70.00 for the Fund, 70.000 for the RTY Index and 70.00 for the SPX Index (which, with respect to each Underlier, is 70% of the hypothetical Initial Underlier Value of that Underlier)
*	Terms used for purposes of these hypothetical examples may not represent the actual Initial Underlier Values or Barrier Values. The hypothetical Initial Underlier Values of $100.00 for the Fund, 100.000 for the RTY Index and 100.00 for the SPX Index have been chosen for illustrative purposes only and do not represent the actual Initial Underlier Value for any Underlier. The actual Initial Underlier Value and Barrier Value for each Underlier are set forth under “Key Terms” above. For historical Closing Values of the Underliers, see the historical information set forth under the sections titled “The Health Care Select Sector SPDR® Fund,” “The Russell 2000® Index” and “The S&P 500® Index” below.

Example 1 — Notes Are Automatically Called on the First Review Date

Date	Closing Value	Payment (per Note)
First Review Date	Fund: $125.00	Closing Value of each Underlier at or above its Initial Underlier Value; Notes are automatically called; Issuer pays the Call Price applicable to the first Review Date on the related Call Settlement Date.
RTY Index: 130.000
SPX Index: 120.00
Total Payment (per $1,000 Note):		$1,091.50 (9.15% total return on the Notes)

Because the Closing Value of each Underlier on the first Review Date is greater than or equal to its Initial Underlier Value, the Notes are automatically called on the first Review Date for a cash payment on the related Call Settlement Date of $1,091.50 per $1,000 principal amount Note, which is equal to the Call Price applicable to the first Review Date. No further amounts will be owed to you under the Notes.

As indicated in this example, any positive return on your Notes will not exceed the Call Price with respect to the applicable Review Date, regardless of any appreciation in the value of any Underlier, which may be significant.

Example 2 — Notes Are Automatically Called on the Final Review Date

Date	Closing Value	Payment (per Note)
First Review Date	Fund: $120.00	Closing Value of at least one Underlier below its Initial Underlier Value; Notes NOT automatically called
RTY Index: 90.000
SPX Index: 130.00
Second Review Date	Fund: $110.00	Closing Value of at least one Underlier below its Initial Underlier Value; Notes NOT automatically called
RTY Index: 105.000
SPX Index: 90.00
Final Underlier Value
Final Review Date	Fund: $95.00	Final Underlier Value of each Underlier at or above its Barrier Value; Notes are automatically called; Issuer pays the Call Price applicable to the Final Review Date on the Maturity Date.
RTY Index: 105.000
SPX Index: 105.00
Total Payment (per $1,000 Note):		$1,274.50 (27.45% total return on the Notes)

In this example, the Notes are not automatically called prior to the Final Review Date because the Closing Value of at least one Underlier on each Review Date preceding the Final Review Date is less than its Initial Underlier Value, even though the other Underliers have appreciated.

However, because the Final Underlier Value of each Underlier on the Final Review Date is greater than or equal to its Barrier Value, the Notes are automatically called on the Final Review Date for a payment on the Maturity Date of $1,274.50 per $1,000 principal amount Note, which is equal to the Call Price applicable to the Final Review Date. No further amounts will be owed to you under the Notes.

Example 3 — Notes are NOT Automatically Called

Date	Closing Value	Payment (per Note)
First Review Date	Fund: $85.00	Closing Value of at least one Underlier below its Initial Underlier Value; Notes NOT automatically called
RTY Index: 110.000
SPX Index: 75.00
Second Review Date	Fund: $75.00	Closing Value of at least one Underlier below its Initial Underlier Value; Notes NOT automatically called
RTY Index: 115.000
SPX Index: 110.00
Final Underlier Value
Final Review Date	Fund: $50.00	Final Underlier Value of at least one Underlier below its Barrier Value; Notes NOT automatically called. The Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of the Fund, which is the Least Performing Underlier.
RTY Index: 105.000
SPX Index: 110.00
Total Payment (per $1,000 Note):		$500.00 (a 50.00% loss on the Notes)

In this example, the Notes are not automatically called prior to the Final Review Date because the Closing Value of at least one Underlier on each Review Date preceding the Final Review Date is less than its Initial Underlier Value, even though the other Underliers have appreciated.

In addition, the Notes are not automatically called on the Final Review Date because the Final Underlier Value of at least one Underlier on the Final Review Date is less than its Barrier Value. Because the Final Underlier Value of at least one Underlier is less than its Barrier Value and the Underlier Return of the Least Performing Underlier is -50.00%, at maturity, the Issuer will pay a total of $500.00 per $1,000 principal amount, calculated as follows:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier)

Step 1: Determine the Underlier Return of each Underlier:

Underlier Return of the Fund:

Final Underlier Value – Initial Underlier Value	=	$50.00 – $100.00	= -50.00%
Initial Underlier Value		$100.00

Underlier Return of the RTY Index:

Final Underlier Value – Initial Underlier Value	=	105.000 – 100.000	= 5.00%
Initial Underlier Value		100.000

Underlier Return of the SPX Index:

Final Underlier Value – Initial Underlier Value	=	110.00 – 100.00	= 10.00%
Initial Underlier Value		100.00

Step 2: Determine the Least Performing Underlier. The Fund is the Underlier with the lowest Underlier Return.

Step 3: Calculate the Payment at Maturity:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier)

= $1,000 + ($1,000 × -50.00%) = $500.00

As this example illustrates, if the Notes have not been previously called and if the Final Underlier Value of any Underlier is less than its Barrier Value, you will incur a loss on the securities at maturity, even if the other Underliers have appreciated.

Selected Purchase Considerations

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek the potential for a fixed return equal to the applicable Call Premium if (i) the Closing Value of each Underlier on any Review Date preceding the Final Review Date is greater than or equal to its Initial Underlier Value or (ii) the Final Underlier Value of each Underlier is greater than or equal to its Barrier Value.

•	You understand and accept that if the securities are not automatically called, you will not receive any positive return on the Notes, and you will lose a significant portion or all of your investment at maturity.

•	You understand and accept that any positive return on the Notes will be limited by the applicable Call Price and you will not participate in any appreciation in the value of any Underlier, which may be significant.

•	You are willing and able to accept the individual market risk of each Underlier and you understand that poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underliers.

•	You are willing and able to accept the risks associated with an investment linked to the performance of the Least Performing Underlier, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Fund, the securities held by the Fund or the securities composing the Index Underliers, nor will you have any voting rights with respect to the Fund, the securities held by the Fund or the securities composing the Index Underliers.

•	You understand that if the Notes are automatically called on an earlier Review Date, you will receive a lower Call Price than if the Notes were called on a later Review Date and that you will not receive the highest Call Price if the Notes are automatically called prior to the Final Review Date.

•	You are willing and able to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity if the Notes are not automatically called.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be a suitable investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek an investment that provides for the full repayment of principal at maturity.

•	You anticipate that the Closing Value of any Underlier on any Review Date preceding the Final Review Date will be less than its Initial Underlier Value and that the Final Underlier Value will be less than its Barrier Value.

•	You do not understand or are unable to accept that if the securities are not automatically called, you will not receive any positive return on the Notes, and you will lose a significant portion or all of your investment at maturity.

•	You seek an investment that provides for participation in any upside performance of any Underlier above the applicable Call Price.

•	You do not understand or are unable to accept the individual market risk of each Underlier or you do not understand that poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underliers.

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Least Performing Underlier, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to the Fund, the securities held by the Fund or the securities composing the Index Underliers.

•	You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity if they are not automatically called.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set forth in this pricing supplement, the prospectus, the prospectus supplement and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

Tax Consequences

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underliers. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. This gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

You should review the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any or all of the Underliers, the securities held by the Fund or the securities composing the Underlying Index (as defined under “The Health Care Select Sector SPDR® Fund” below) or the Index Underliers. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to the Securities Generally”;

•	“Risk Factors— Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”; and

•	“Risk Factors—Additional Risks Relating to Securities That We May Call or Redeem (Automatically or Otherwise).”

In addition to the risks discussed under the headings above, you should consider the following:

•	You May Lose Some or All of Your Principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Closing Value of any Underlier is less than its Initial Underlier Value on each Review Date preceding the Final Review Date and if the Final Underlier Value of any Underlier is less than its Barrier Value on the Final Review Date, the Notes will not be automatically called. Instead, you will receive a payment at maturity based on the performance of the Least Performing Underlier, and you will lose 1% of the principal amount of your Notes for every 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value. Accordingly, if the Notes are not automatically called, the Notes will be fully exposed to the decline in the value of the Least Performing Underlier, as measured from its Initial Underlier Value to its Final Underlier Value, and you will lose a significant portion or all of your investment at maturity.

•	Your Maximum Gain on the Notes Is Limited to the Applicable Call Price — Any positive return on your Notes will not exceed the Call Price with respect to the applicable Review Date, regardless of any appreciation in the value of any Underlier, which may be significant. If, as of any Review Date, any Underlier has appreciated since the Pricing Date by more than the percentage represented by the applicable Call Price, you will receive a lower return on the Notes than you would have received if you had invested directly in that Underlier. In addition, if the Notes are automatically called on an earlier Review Date, you will receive a lower Call Price than if the Notes were called on a later Review Date. Accordingly, you will not receive the highest potential Call Price if the Notes are automatically called before the Final Review Date.

•	Because the Notes Are Linked to the Least Performing Underlier, the Securities Are Less Likely to Be Automatically Called for the Applicable Call Price and You Are Exposed to a Greater Risk of Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single Underlier — The likelihood of the Notes being automatically called on any Review Date for the applicable Call Price is lower, and the risk that you will lose a significant portion or all of your initial investment in the Notes at maturity is greater, if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlier. With three Underliers, it is more likely that the Closing Value of any Underlier will be less than its Initial Underlier Value on the specified Review Dates and that the Final Underlier Value of any Underlier will be less than its Barrier Value on the Final Review Date. As a result, it is less likely that the Notes will be automatically called for the applicable Call Price and more likely that you will suffer a significant loss on your investment at maturity. In addition, if the performances of the Underliers are not correlated to each other, the likelihood of the Notes being automatically called on any Review Date for the applicable Call Price is even lower and the likelihood of you sustaining a significant loss on your investment is even greater.

•	You Are Exposed to the Market Risk of Each Underlier — Your return on the Notes is not linked to a basket consisting of each Underlier. Rather, it will be contingent upon the independent performance of each Underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlier. Poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the values of the other Underliers. In order for the Notes to be automatically called on any Review Date preceding the Final Review Date for the applicable Call Price, the Closing Value of each Underlier on any Review Date must be greater than or equal to its Initial Underlier Value. In order for the Notes to be automatically called on the Final Review Date for the applicable Call Price, the Final Underlier Value of each Underlier must be greater than or equal to its Barrier Value. In addition, if the Notes are not automatically called, that means that the Final Underlier Value of at least one Underlier is less than its Barrier Value. Under these circumstances, you will be exposed to the full decline in the value of the Least Performing Underlier, as measured from its Initial Underlier Value to its Final Underlier Value, regardless of the performance of the other Underliers. Accordingly, your investment is subject to the market risk of each Underlier.

•	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•	Reinvestment Risk — If your Notes are automatically called early, the term of the Notes could be as short as approximately 54 weeks. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated if the Notes are automatically called prior to the Maturity Date.

•	Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Notes to maturity unless the Notes are automatically called prior to the Maturity Date. Although the Notes provide for the repayment of your principal at maturity if the Final Underlier Value of each Underlier is greater than or equal to its Barrier Value, which would result in the Notes being automatically called on the Final Review Date and you receiving the Call Price on the Maturity Date, if you sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment even if at that time the value of each Underlier is greater than or equal to its Barrier Value. See “Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	No Interest Payments — As a holder of the Notes, you will not receive interest payments.

•	The Notes are Subject to Volatility Risk — Volatility is a measure of the degree of variation in the values of the Underliers over a period of time. The Call Prices were determined based on a number of factors, including the expected volatility of the Underliers. The Call Prices represent a rate of return that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and will be higher than they otherwise would have been had the expected volatility of the Underliers, calculated at the time the terms of the Notes were set, been lower. As volatility of an Underlier increases, there will typically be a greater likelihood that the Closing Value of that Underlier will be less than its Initial Underlier Value on one or more Review Dates preceding the Final Review Date and that the Final Underlier Value of that Underlier will be less than its Trigger Value.

Accordingly, you should understand that higher Call Prices will reflect, among other things, an indication of a lower likelihood that the Notes will be automatically called on any Review Date for the applicable Call Price and a greater likelihood that you will incur a loss of principal at maturity than would have been the case had the Call Prices been lower. In addition, actual volatility over the term of the Notes may be significantly higher than the expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, the likelihood of the Notes being automatically called on any Review Date for the applicable Call Price is even lower and you will face an even greater risk that you will lose a significant portion or all of your principal at maturity for the reasons described above.

•	Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Owning the Notes Is Not the Same as Owning the Fund, the Securities Held by the Fund or the Securities Composing the Underlying Index or the Index Underliers — The return on your Notes may not reflect the return you would realize if you actually owned the Fund, the securities held by the Fund or the securities composing the Underlying Index or the Index Underliers. For instance, as a holder of the Notes, you will not have voting rights, rights to receive cash dividends or any other distributions or other rights that holders of the Fund, the securities held by the Fund or the securities composing the Underlying Index or the Index Underliers would have.

•	Risks Associated With the Health Care Sector with Respect to the Fund — All or substantially all of the equity securities held by the Fund are issued by companies whose primary line of business is directly associated with the health care sector. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Companies in the health care sector are subject extensive government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure (including price discounting), limited product lines and an increased emphasis on the delivery of healthcare through outpatient services. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of these companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals, all of which may be time consuming and costly with no guarantee that any product will come to market.

These factors could affect the oil health care sector and could affect the value of the equity securities held by the Fund and the price of the Fund during the term of the Notes, which may adversely affect the value of your Notes.

•	Certain Features of the Fund Will Impact the Value of the Notes — The performance of the Fund will not fully replicate the performance of the Underlying Index, and the Fund may hold securities not included in the Underlying Index. The value of the Fund is subject to:

o	Management risk. This is the risk that the investment strategy for the Fund, the implementation of which is subject to a number of constraints, may not produce the intended results.

o	Derivatives risk. The Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Fund’s losses, and, as a consequence, the losses of your Notes, may be greater than if the Underlier invested only in conventional securities.

o	Transaction costs and fees. Unlike the Underlying Index, the Fund will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, the Fund may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the Fund and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of the Fund may vary substantially from the net asset value per share of the Fund. Because the Notes are linked to the performance of the Fund and not the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Index.

•	Adjustments to the Fund or to the Underlying Index Could Adversely Affect the Value of the Notes — The investment adviser to the Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. Pursuant to its investment strategy or otherwise, an investment adviser may add, delete or substitute the components of the Fund. Any of these actions could adversely affect the value of the Fund and, consequently, the value of the Notes.

In addition, the publisher of the Underlying Index is responsible for calculating and maintaining the Underlying Index. The Underlying Index publisher may add, delete or substitute the securities composing that Underlying Index or make other methodological changes required by certain corporate events relating to the securities composing the Underlying Index, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index. The Underlying Index publisher may also discontinue or suspend calculation or publication of the Underlying Index at any time. If this discontinuance or suspension occurs, following the termination of the Fund, the Calculation Agent will have the sole discretion to substitute a successor fund that is comparable to the discontinued Underlying, or if the Calculation Agent determines that no successor fund is available, to accelerate the Maturity Date of the Notes. If the Notes are accelerated, investors will not benefit from any potential appreciation of the Fund from the accelerated Maturity Date to the originally scheduled Maturity Date. Any of these actions could adversely affect the value of the Fund and, consequently, the value of the Notes.

For a description of the actions that may be taken by the Calculation Agent in the event that the publisher of the Underlying Index discontinues or suspends calculation of the Underlying Index or the Fund is liquidated or otherwise terminated, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the prospectus supplement.

•	Each Index Underlier Reflects the Price Return of the Securities Composing that Index Underlier, Not the Total Return — The return on the Notes is based, in part, on the performance of the Index Underliers, which reflect changes in the market prices of the securities composing each Index Underlier. Each Index Underlier is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the applicable Index Underlier. Accordingly, the return on the Notes will not include such a total return feature.

•	The Notes Are Subject to Small-Capitalization Companies Risk with Respect to the RTY Index — The RTY Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore notes linked to the RTY Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

•	Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the value of the Underliers on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underliers, the securities held by the Fund and the securities composing the Index Underliers;

o	correlation (or lack of correlation) of the Underliers;

o	the time to maturity of the Notes;

o	the dividend rates on the Fund and the securities composing the Index Underliers;

o	interest and yield rates in the market generally;

o	supply and demand for the Notes;

o	a variety of economic, financial, political, regulatory and judicial events; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Pricing Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underliers or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event with respect to an Underlier has occurred on any date that the value of that Underlier is to be determined; if the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining whether to accelerate the Maturity Date; determining whether to adjust any variable described herein in the case of certain events related to the Fund that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Fund; if an Index Underlier is discontinued or if the sponsor of an Index Underlier fails to publish that Index Underlier, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of an Index Underlier on any date of determination in the event of certain changes in or modifications to an Index Underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Health Care Select Sector SPDR® Fund

We have derived all information contained in this pricing supplement regarding the Fund from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSGA Funds Management, Inc. (“SSGA FM”). The Fund is an investment portfolio managed by SSGA FM, the investment adviser to the Fund. The Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XLV.”

The investment objective of the Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies included in the Health Care Select Sector Index (with respect to the Fund, the “Underlying Index”). The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. For more information about the Select Sector Indices, see “Annex—The Health Care Sector Index” below.

In seeking to track the performance of the Underlying Index, the Fund employs a replication strategy, which means that the Fund typically invests in substantially all of the securities represented in the Underlying Index in approximately the same proportions as the Underlying Index. However, under various circumstances, it may not be possible or practical to purchase all of the securities in the Underlying Index, or amounts of those securities in proportion to their weighting in the Underlying Index. Under these circumstances, SSGA FM intends to employ a sampling strategy in managing the Fund. Sampling means that SSGA FM will use quantitative analysis to select securities, including securities in the Underlying Index, outside of the Underlying Index and derivatives that have a similar investment profile as the Underlying Index in terms of key risk factors, performance attributes and other economic characteristics. These include industry weightings, market capitalization and other financial characteristics of securities.

While SSGA FM seeks to track the performance of the Underlying Index as closely as possible (i.e., achieve a high degree of correlation with the Underlying Index), the Fund’s return may not match the return of the Underlying Index. The Fund incurs a number of operating expenses not applicable to the Underlying Index and incurs costs in buying and selling securities. In addition, the Fund may not be fully invested at times, generally as a result of cash flows into or out of the Fund or reserves of cash held by the Fund to meet redemptions.

The Select Sector Trust is a registered investment company that consists of a separate investment portfolio for the Underlier. Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.

Historical Information

The graph below sets forth the historical performance of the Fund from January 2, 2014 to March 5, 2019, based on the daily Closing Values of the Fund. The Closing Value of the Fund on March 5, 2019 was $91.64.

We obtained the Closing Values of the Fund from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the Fund should not be taken as an indication of future performance. Future performance of the Fund may differ significantly from historical performance, and no assurance can be given as to the Closing Value of the Fund during the term of the Notes, including on any of the Review Dates or Averaging Dates. We cannot give you assurance that the performance of the Fund will not result in a loss on your initial investment. The Closing Values below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

* The dotted line indicates the Barrier Value for the Fund of 70% of the Initial Underlier Value of the Fund.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The Russell 2000® Index

The RTY Index is calculated, maintained and published by FTSE Russell. The RTY Index measures the capitalization-weighted price performance of 2,000 small-capitalization stocks and is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying index supplement, as supplemented by the following updated information. As of August 2017, to be eligible for inclusion in the RTY Index, each company is required to have more than 5% of its voting rights (aggregated across all of its equity securities) in the hands of unrestricted shareholders. Companies already included in the RTY Index have a 5 year grandfathering period to comply or they will be removed from the RTY Index in September 2022.

Historical Information

The graph below sets forth the historical performance of the RTY Index from January 2, 2014 to March 5, 2019, based on the daily Closing Values of the RTY Index. The Closing Value of the RTY Index on March 5, 2019 was 1,568.283.

We obtained the Closing Values of the RTY Index from Bloomberg, without independent verification. Historical performance of the RTY Index should not be taken as an indication of future performance. Future performance of the RTY Index may differ significantly from historical performance, and no assurance can be given as to the Closing Value of the RTY Index during the term of the Notes, including on any of the Review Dates or Averaging Dates. We cannot give you assurance that the performance of the RTY Index will not result in a loss on your initial investment.

* The dotted line indicates the Barrier Value for the RTY Index of 70% of the Initial Underlier Value of the RTY Index.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The S&P 500® Index

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying index supplement, as supplemented by the following updated information. Beginning in June 2016 (or July 2017, in the case of IEX), U.S. common equities listed on Cboe BZX, Cboe BYX, Cboe EDGA, Cboe EDGX or IEX were added to the universe of securities that are eligible for inclusion in the SPX Index and, effective March 2017, the minimum unadjusted company market capitalization for potential additions to the SPX Index was increased to $6.1 billion from $5.3 billion. In addition, as of July 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the SPX Index, but securities already included in the SPX Index have been grandfathered and are not affected by this change.

Historical Information

The graph below sets forth the historical performance of the SPX Index from January 2, 2014 to March 5, 2019, based on the daily Closing Values of the SPX Index. The Closing Value of the SPX Index on March 5, 2019 was 2,789.65.

We obtained the Closing Values of the SPX Index from Bloomberg, without independent verification. Historical performance of the SPX Index should not be taken as an indication of future performance. Future performance of the SPX Index may differ significantly from historical performance, and no assurance can be given as to the Closing Value of the SPX Index during the term of the Notes, including on any of the Review Dates or Averaging Dates. We cannot give you assurance that the performance of the SPX Index will not result in a loss on your initial investment.

* The dotted line indicates the Barrier Value for the SPX Index of 70% of the Initial Underlier Value of the SPX Index.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Additional Information Regarding Our Estimated Value of the Notes

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Pricing Date”) based on prevailing market conditions on or prior to the Pricing Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Pricing Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately three months after the initial Issue Date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Pricing Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Pricing Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Supplemental Plan of Distribution

J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes pursuant to separate placement agency agreements with the Issuer. The placement agents will forgo fees for sales to fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates per Note as specified on the cover of this pricing supplement.

We expect that delivery of the Notes will be made against payment for the Notes on the Issue Date indicated on the cover of this pricing supplement, which is expected to be more than two business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

Annex—The Health Care Select Sector Index

All information contained in this pricing supplement regarding the Health Care Select Sector Index and the other Select Sector sub-indices of the S&P 500® Index (each, a “Select Sector Index” and collectively, the “Select Sector Indices”), including, without limitation, their make-up, method of calculation and changes in their components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The Select Sector Indices are calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, any of the Select Sector Indices.

The constituents included in each Select Sector Index at each moment in time are members of the S&P 500® Index. For more information about the S&P 500® Index, see “Indices—S&P U.S. Indices” in the accompanying index supplement. S&P Dow Jones assigns constituents to a Select Sector Index based on the constituent’s classification under the Global Industry Classification Standard (“GICS®”).

The Health Care Select Sector Index is a capped modified market capitalization-based index that measures the performance of the GICS® health care sector, which currently includes companies in the following industries: health care equipment & supplies; health care providers & services; health care technology; biotechnology; pharmaceuticals; and life sciences tools and services. The Health Care Select Sector Index is reported by Bloomberg L.P. under the ticker symbol “IXV.”

Select Sector Index Capping Methodology

For capping purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the third Friday of March, June, September and December using the following procedures:

1.	The rebalancing reference date is the second Friday of March, June, September and December.
2.	With prices reflected on the rebalancing reference date, and membership, shares outstanding and other metrics as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization. Modifications are made as described below.
3.	If any company has a weight greater than 24%, that company’s float-adjusted market capitalization weight is capped at 23%, which allows for a 2% buffer. This buffer is meant to ensure that no company exceeds 25% as of the quarter end diversification requirement date.
4.	All excess weight is proportionally redistributed to all uncapped companies within the relevant Select Sector Index.
5.	After this redistribution, if the float-adjusted market capitalization weight of any other company then breaches 23%, the process is repeated iteratively until no company breaches the 23% weight cap.
6.	The sum of the companies with weights greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.
7.	If the rule in paragraph 6 is breached, all companies are ranked in descending order of their float-adjusted market capitalization weights. The first company that causes the 50% limit to be breached has its weight reduced to 4.5%.
8.	This excess weight is proportionally redistributed to all companies with weights below 4.5%. This process is repeated iteratively until paragraph 6 is satisfied.
9.	Index share amounts are assigned to each constituent to arrive at the weights calculated above. Since index shares are assigned based on prices one week prior to rebalancing, the actual weight of each constituent at the rebalancing differs somewhat from these weights due to market movements.
10.	If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

Calculation, Maintenance and Governance of the Select Sector Indices

The Select Sector Indices are calculated, maintained and governed using the same methodology as the S&P 500® Index. For more information about the calculation, maintenance and governance of the S&P 500® Index, see “Indices—S&P U.S. Indices” in the accompanying index supplement, as supplemented by the following updated information. Beginning in June 2016 (or July 2017, in the case of IEX), U.S. common equities listed on Cboe BZX, Cboe BYX, Cboe EDGA, Cboe EDGX or IEX were added to the universe of securities that are eligible for inclusion in the S&P 500® Index and, effective March 2017, the minimum unadjusted company market capitalization for potential additions to the S&P 500® Index was increased to $6.1 billion from $5.3 billion. In addition, as of July 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the S&P 500® Index, but securities already included in the S&P 500® Index have been grandfathered and are not affected by this change.